Exhibit (n)

taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our opinion in the Registration Statement filed in the Pre-Effective Amendment No. 2 to Form N-2 by the Private Debt & Income Fund of our report dated March 5, 2025 relating to our audit of the Financial Statements of the Private Debt & Income Fund, as of and for the period ended February 10, 2025, and to the references to our Firm in the Pre-Effective Amendment No. 2 to Form N-2.

/s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
March 12, 2025

Tait Weller ● Philadelphia Office ● O: 215.979.8800 ● F: 215.979.8811 ● Two Liberty Place ● 50 S. 16th Street ● Suite 2900 ● Philadelphia, PA 19102-2529